Exhibit 1.02

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

Leading Global Hearing Aid Manufacturer Completes Phase 1 of Worldwide Implementation of
Pivotal CRM On Time and On Budget

More than 250 Users in Four Countries at Starkey Laboratories are Now Using Pivotal CRM

HONG KONG, ATLANTA – May 19, 2009 – CDC Software, a wholly owned subsidiary of CDC Corporation and a provider of industry-specific enterprise software applications and business services, announced today that it has completed the Phase 1 implementation of the worldwide deployment of Pivotal CRM at Starkey Laboratories, Inc., one of the world’s leading hearing technology companies. The Phase 1 implementation was completed on time and on budget in just five months.

More than 250 users at Starkey’s facilities in the U.S., France, Canada, and Mexico are now using this highly configurable Pivotal CRM system that includes multicurrency and multilingual capabilities. The Pivotal solution was also integrated into the existing Oracle accounts receivable system to ensure that Starkey’s customer master records are current and accurate.

Starkey is implementing Pivotal CRM to help centralize and streamline customer information, which is expected to strengthen their high quality customer service and support long-term growth. There are five phases of the implementation, with the last one currently scheduled for completion by the second quarter of 2010.

When the implementation is completed, it is expected that more than 700 employees from Starkey’s marketing, sales, customer service and warranty departments are expected to be using Pivotal CRM at its facilities in more than 18 countries. Starkey will be using Pivotal CRM’s comprehensive functionality in sales force and service automation, marketing automation, partner management, mobile and handheld, call scripting, and enterprise performance management.

Eden Prairie, Minnesota-based Starkey is a privately-held, global hearing technology company that is recognized for its innovative design, development and distribution of comprehensive digital hearing systems. Founded in 1967, Starkey employs more than 3,500 people, operates 22 facilities and conducts business in more than 100 markets worldwide.

“CDC Software was able to team with us, quickly understand our unique business requirements and deliver a powerful and flexible CRM system, with multicurrency and multilingual capabilities,” said Dave Brady, vice president of IT at Starkey. “We needed a highly configurable system that could not only meet our industry-specific business processes, but also be flexible and scalable to support our long-term growth. I believe we found all that in Pivotal CRM.”

“The project team of CDC Software and Starkey displayed a true partnership that executed an impressive implementation that was on time and on budget, a very notable accomplishment during these difficult economic conditions” said Bruce Cameron, president of CDC Software. “We look forward to working with Starkey on the remaining phases of the implementation since this company is a model for “best practices” in their industry.”

About Pivotal CRM
Pivotal CRM helps organizations create superior customer experiences and offers rich functionality, a highly-flexible application platform, a full-customer-relationship-management application suite, and best-in-class customization abilities, all with a low total cost of ownership. The Pivotal CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile and handheld, partner management, and marketing automation.

Designed to produce meaningful increases in revenues, margins, and customer loyalty, Pivotal CRM is used by more than 2,000 companies around the world. For more information about Pivotal CRM, please visit www.pivotalcrm.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management ,warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.
These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company also offers a full portfolio of services that span the life cycle of its software applications. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Global Services, focused on IT consulting services, outsourced application development and IT staffing, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and includes statements relating to our expectations regarding the implementation and use of Pivotal CRM at Starkey Laboratories, our beliefs regarding the rate and continuation of user adoption, the cost of ownership of Pivotal CRM and our customers’ plans with respect to implementation of our products, our beliefs regarding the features and functionality of Pivotal CRM and the potential benefits and performance thereof for users, including increases in productivity and other benefits such as the ability to centralize and streamline customer information and to help strengthen customer service, our beliefs regarding customer and user preferences, our beliefs regarding the time and labor savings provided by Pivotal CRM and the ease of implementation thereof, the ability of Pivotal CRM to address the needs of the market such as the ability to improve efficiencies, improve customer service, drive cost savings and competitive advantage, our beliefs with respect to our market position as a provider of CRM solutions, and other statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the market; the continued ability of Pivotal CRM solutions to address industry-specific requirements of companies demand for and market acceptance of new and existing CRM solutions; development of new functionalities which would allow companies to compete more effectively and changes in the type of information required to compete in the targeted vertical markets; and changes in the economy and customer needs or requirements. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2007 on Form 20-F filed on June 30, 2008 and as amended on September 15, 2008. Results will vary from customer to customer and are dependent upon particular facts and circumstances. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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